Exhibit No. 99.1

[LOGO]                                                              News Release
COMMUNITY BANK SYSTEM, INC.
5790 Widewaters Parkway, DeWitt, N.Y. 13214

                                        For further information, please contact:
                                                              Scott A. Kingsley,
                                                   EVP & Chief Financial Officer
                                                          Office: (315) 445-3121
                                                             Fax: (315) 445-7347

                COMMUNITY BANK SYSTEM'S SUCCESSION PLAN COMPLETE

     MARK E. TRYNISKI ASSUMES ROLE OF PRESIDENT AND CHIEF EXECUTIVE OFFICER

      Syracuse, N.Y. - August 1, 2006 - Community Bank System, Inc. (NYSE: CBU) today officially welcomed its new President and Chief Executive Officer, Mark E. Tryniski, following the retirement of Sanford A. Belden at the close of business yesterday, July 31. Mr. Belden, 63, had served as President and Chief Executive Officer of both the company and the bank since joining Community Bank System in 1992.

      Mr. Tryniski, 46, has been with the bank since 2003, serving first as its Chief Financial Officer, and more recently, as its Executive Vice President and Chief Operating Officer. He has been transitioning into his new role since early December 2005, at which time the company announced Mr. Belden's intentions to retire, and began implementing its longstanding, predetermined succession plan.

      A Central New York native, Mr. Tryniski was a partner with PricewaterhouseCoopers prior to joining Community Bank System, with a particular focus on companies within the banking and financial services sectors. He is active in many civic and educational organizations, and serves on the Boards of Directors of the Everson Museum of Art, the Hospice Foundation of Central New York, and the State University of New York at Oswego, from which he is a graduate. He resides in Baldwinsville, N.Y. with his wife, Phyllis, and their four children.

      Community Bank System, Inc. (NYSE: CBU) is a registered bank holding company based in DeWitt, N.Y. CBU's wholly-owned banking subsidiary has $4.1 billion in assets and approximately 130 customer facilities across Upstate New York, where it operates as Community Bank, N.A., and Northeastern Pennsylvania, where it operates as First Liberty Bank & Trust. For further information please visit our websites at: www.communitybankna.com or www.firstlibertybank.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

The following factors, among others, could cause the actual results of CBU's operations to differ materially from CBU's expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements. CBU does not assume any duty to update forward-looking statements.

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